Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

by and among

ACADEMY MANAGING CO., L.L.C.,

NEW ACADEMY HOLDING COMPANY, LLC,

ACADEMY SPORTS AND OUTDOORS, INC.,

and

KEN C. HICKS

Dated: April 26, 2023

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated as of April 26, 2023, is entered into by and among Ken C. Hicks (the “Executive”), Academy Managing Co., L.L.C., a Texas limited liability company (the “Company”), New Academy Holding Company, LLC, a Delaware limited liability company (the “Former Parent”) and Academy Sports and Outdoors, Inc., a Delaware corporation (the “Parent”).
WHEREAS, the Executive, the Company and the Former Parent, have previously entered into that certain Employment Agreement, dated as of August 2, 2018 (the “Prior Agreement”);
WHEREAS, the Executive has served as the Chairman, President and Chief Executive Officer of the Parent and the entities controlled by, controlling or under common control with the Company or the Parent that conduct the business of all such entities (such entities, together with the Company and the Parent, collectively, the “Company Group”);
WHEREAS, the parties agree that Executive shall cease to serve as the President and Chief Executive Officer of the Company Group at 12:01 a.m. Central Time on June 1, 2023 (such time, the “Transition Time,” and such date, the “Transition Date”) and shall commence service as the Executive Chairman of the Parent, effective as of the Transition Time;
WHEREAS, the Company and the Executive desire to set forth in this Agreement the terms and conditions of the Executive’s employment with the Company as the Executive Chairman of the Parent; and
WHEREAS, the Executive acknowledges that (i) the Executive’s employment with the Company will continue to provide the Executive with trade secrets of, and confidential information concerning, the Company Group and (ii) the covenants contained in this Agreement are essential to protect the business and goodwill of the Company Group.
NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
1.Employment and Term. The Company hereby agrees to continue to employ the Executive, and the Executive hereby accepts such continued employment, on the terms and conditions hereinafter set forth. The period of employment of the Executive by the Company hereunder shall commence as of the Transition Time and shall end on the one-year anniversary of the Transition Date (the “Initial Expiration Date”). Such employment under this Agreement shall automatically be extended for additional, subsequent one-year periods unless either the Company or the Executive notifies the other party at least 30 days in advance of the Initial Expiration Date (or the expiration date of any subsequent one-year extension, as applicable) that it will not be so extended or as otherwise agreed to by the parties. In the event that one party notifies the other in accordance with this Section 1 that it does not wish the Employment Period to be extended, no further extensions of the Employment Period shall occur and this Agreement and the Executive’s employment shall terminate at the end of the then current employment term. Notwithstanding the foregoing, either the Company or the Executive may terminate employment under this Agreement in accordance with Section 5 hereof. The period of the Executive’s employment under this Agreement shall be referred to herein as the “Employment Period.” For the avoidance of doubt, the Prior Agreement shall continue to govern Executive’s employment with the Company until the Transition Time.
2.Position and Duties.
(a)As of the Transition Time, the Executive shall serve as the Executive Chairman of the Parent, in which capacity the Executive shall perform such duties and responsibilities as are commensurate with such title, including, without limitation, supporting the transition of the Company Group’s leadership to its new Chief Executive Officer (the “CEO”), supporting the professional development of the CEO, supporting the CEO and other senior management on special projects as agreed upon from time to time, contributing to and supporting the strategy of the Company Group and its investor relations, as requested and appropriate, regularly attending and presiding at meetings of the Board of Directors of Parent (the “Board”), and such other duties and responsibilities as may be assigned by the Board from time to time. The Executive shall report directly to the Board. The Executive shall, if requested, also serve as an officer or director of any member of the Company Group for no additional compensation. For so long as the Executive serves as the Executive Chairman while the ownership interests of the Parent are publicly traded, the Executive shall be nominated for shareholder approval to serve as a member of the Board and, if such service is approved by the shareholders of the Parent, then he shall subsequently be appointed by the Board to serve as Executive Chairman of the Board. In the event the ownership interests of the Parent cease to be publicly traded and instead become privately held, then the Executive shall serve as the Executive Chairman of the Board during the period that Executive is serving as the Executive Chairman of the Parent. The Executive agrees and acknowledges that, in connection with his employment relationship with the Company, the Executive owes fiduciary duties to the Company Group and will act accordingly.
(b)During the Employment Period, the Executive agrees to devote substantially his full time, attention and energies to the Company Group’s business and agrees to faithfully and diligently endeavor to the best of his ability to further the best interests of the Company Group. The Executive shall not engage in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage. Subject to the covenants of Section 7 hereof, this shall not be construed as preventing the Executive from investing his own assets in such form or manner as will not require his services in the daily operations of the affairs of the companies in which such investments are made. Further, subject to Section 7 hereof, the Executive may (i) continue to serve as a member of the board of directors of Avery Dennison Corporation and (ii) serve as a director of other companies, if such service is approved by the Board, in each case so long as such service is not detrimental to the Company Group, does not interfere with the Executive’s service to the Company Group, and does not present the Executive with a conflict of interest.

3.Place of Performance. During the Employment Period, the Executive shall be permitted to provide day-to-day services on a remote basis. The Executive acknowledges that the Executive’s duties and responsibilities shall require the Executive to travel on business to the extent reasonably necessary to fully perform the Executive’s duties and responsibilities hereunder. Such duties and responsibilities will include attending meetings of the Board and in person meetings with the CEO as reasonably requested by such CEO.
4.Compensation and Related Matters.
(a)Base Salary. Commencing as of the Transition Time, the Company Group shall pay the Executive an annual base salary of $700,000.00 (the “Base Salary”) payable in accordance with the Company Group’s customary payroll practices. The Base Salary may, at the discretion of the Board or a compensation committee thereof, be adjusted during the Employment Period.
(b)Annual Bonuses. During the Employment Period, Executive shall continue to be eligible to participate in an annual cash bonus plan maintained by the Company Group (the “Annual Incentive Plan”). The annual bonus opportunity afforded the Executive under the Annual Incentive Plan (the “Annual Bonus”) shall be paid, if earned, at a time and in a manner consistent with the Company Group’s customary practices, and Executive shall be eligible to earn such Annual Bonus as follows:
(i)    The Annual Bonus for each fiscal year during the Employment Period will be determined in accordance with the Annual Incentive Plan established for such fiscal year by the Board or a compensation committee thereof, which will afford the Executive an opportunity to earn an annual bonus amount targeted at one hundred and twenty percent (120%) of the Base Salary in effect as of the end of the fiscal year applicable to such annual bonus (the “EC Target Bonus Opportunity”). The actual bonus amount earned in accordance with this Section 4(b)(i) shall be referred to herein as the “EC Bonus”. Notwithstanding the foregoing, the actual bonus paid to the Executive for fiscal 2023 shall be determined in accordance with Section 4(b)(ii).
(ii)    For the period commencing on January 29, 2023 and ending on the day immediately prior to the Transition Date (the “Pre-Transition Period”), the Annual Bonus will be determined in accordance with the Annual Incentive Plan established by the Board or a compensation committee thereof for fiscal year 2023, which will afford the Executive an opportunity to earn an annual bonus amount targeted at one hundred and seventy-five percent (175%) of the annual base salary in effect for the Pre-Transition Period (the “CEO Target Bonus Opportunity”). The actual bonus amount earned in accordance with the preceding sentence shall be referred to herein as the “CEO Bonus”. The Annual Bonus earned for fiscal year 2023 shall be equal to the sum of (A) the CEO Bonus multiplied by a fraction with a numerator equal to the number of days during the Pre-Transition Period and a denominator equal to three hundred and seventy-one (371) plus (B) the EC Bonus for fiscal 2023 multiplied by a fraction with a numerator equal to the number of days remaining in fiscal year 2023 following the Transition Date and a denominator equal to three hundred and seventy-one (371).

The actual Annual Bonus payable, if any, shall be determined based on the achievement of the pre-established performance targets for each applicable fiscal year, with any Annual Bonus earned thereunder to be paid in the immediately following fiscal year in accordance with the Annual Incentive Plan; provided, that the Executive’s continued employment or service through the payment date shall be required in order for Executive to earn such Annual Bonus. The establishment of performance targets and the determination of the achievement of those targets will in all cases be subject to the determination of the Board or a compensation committee thereof following consultation with the Executive. The Annual Bonus is not an accrued right under this Agreement, and the Executive shall not be entitled to a pro rata Annual Bonus upon a termination of employment for any reason.
(c)Expenses. The Company Group shall continue to reimburse the Executive for all reasonable business, entertainment and travel expenses incurred during the Employment Period by the Executive in performing services hereunder, including all travel expenses while away on business or at the request of and in the service of the Company; provided, in each case, that such expenses are incurred, accounted for, and reimbursed in accordance with the Company’s expense reimbursement policy.
(d)Perquisites. Effective as of the thirty-first (31st) day following the Transition Date, Executive shall cease to be eligible to receive the perquisites set forth in Section 4(d) of the Prior Agreement; provided, that Executive shall be entitled to receive any reimbursements or payments (or the benefit of any payable amounts) described in Section 4(d) of the Prior Agreement that have been accrued but remain unpaid as of the thirty-first (31st) day following Transition Date.
(e)Other Benefits. During the Employment Period, the Executive shall continue to be entitled to participate in all of the employee benefit plans and programs and fringe benefits and perquisites arrangements made available by the Company to its other senior executive officers and Executive’s transition into the role of Executive Chairman of the Company Group as of the Transition Time shall not impact his eligibility to participate in such plans, programs and arrangements; provided, that such continued eligibility and participation shall in all respects be subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements. The Company shall have the right to change, amend or discontinue any benefit plan, program, or arrangement, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements.
(f)Paid Time Off. During the Employment Period, the Executive shall accrue paid time off (“PTO”) in accordance with the Company’s standard PTO policy in effect from time to time. Upon a termination of Executive’s employment with the Company, accrued but unused PTO will be treated in accordance with such PTO policy and subject to applicable law.
(g)Equity Grants. Future equity awards to Executive during the Employment Period will be determined by the Board or a compensation committee thereof in its sole discretion. The size of any such annual equity awards is expected to be commensurate with market practice for individuals providing services similar to the Executive for similarly situated publicly traded companies, as determined by the Board or a compensation committee thereof in its sole discretion. Any such annual equity awards are expected to be granted pursuant to award agreements that are substantially similar to the forms of award agreements used for annual grants made to other senior executives of Parent, as determined by the Board or a compensation committee thereof in its sole discretion.
5.Termination. The Employment Period shall end and this Agreement and the Executive’s employment shall terminate upon expiration of the term in accordance with Section 1 or otherwise in accordance with any of the provisions of this Section 5. The effective date of termination shall be referred to as the “Date of Termination.”
(a)Company Termination. The Company may terminate the Executive’s employment hereunder and this Agreement for Cause immediately upon notice to the Executive and without Cause upon at least 30 days’ prior written notice to Executive (during which 30-day period, the Company may place Executive on “garden leave”). For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment upon the occurrence of any of the following events:
(i) the Executive has committed gross negligence or willful misconduct, an act of fraud, embezzlement, theft or other criminal act in connection with his duties or in the course of his employment with the Company Group;
(ii) the Executive has committed an act leading to a conviction of a felony or a misdemeanor involving moral turpitude; or
(iii) the Executive has committed a material breach of any provision of this Agreement or any other agreement with the Company Group;
provided, that, if reasonably capable of being cured, the Executive shall have thirty (30) days from the date on which the Executive receives the Company’s Notice of Termination for Cause under clause (iii) above to remedy any such occurrence otherwise constituting Cause under such clause (iii).
(b)Executive Resignation. The Executive may terminate his employment hereunder for any reason upon at least 30 days’ prior written notice to the Board (unless the Board accepts the Executive’s resignation prior to the expiration of such 30-day notice period, which it may do at any time).
6.Compensation Upon Termination.
(a)Accrued Salary and Accrued Obligation Defined. For purposes of this Agreement, “Accrued Salary” means a lump sum amount in cash equal to the sum of the Base Salary accrued but not paid through the Date of Termination for periods through but not following the Date of Termination. For purposes of this Agreement, payment of the “Accrued Obligation” shall mean payment by the Company Group to the Executive (or his designated beneficiary or legal representative, as applicable), when due, of all benefits to which the

Executive is entitled under the terms of the employee benefit plans and programs in which the Executive is a participant as of the Date of Termination, including, without limitation, the vesting of any equity incentive awards in accordance with the terms of the plans and award agreements evidencing such awards, any rights of the Executive as an insured, or to coverage, under any director’s and officer’s liability insurance policy and any right to indemnification under applicable corporate law, the governing documents of the Company Group or any benefit plan of any member of the Company Group or otherwise.
(b)Payment of Accrued Salary and Accrued Obligations. If, during the Employment Period, the Executive’s employment is terminated for any reason (including upon expiration of the term of this Agreement), the Company Group shall pay to the Executive the Accrued Salary within thirty (30) days following the Date of Termination (or such earlier date as may be required by applicable law) and the Accrued Obligation at the times specified in and in accordance with the terms of the applicable employee benefit plans and compensation arrangements. Following such payments, the Company Group shall have no further obligations, including under the Annual Incentive Plan, to the Executive other than as may be required by law or with respect to any Accrued Obligation under the terms of an employee benefit plan of the Company Group.
7.Restrictive Covenants.
(a)Confidential Information. The Company agrees to provide the Executive certain trade secrets, confidential information and knowledge or data relating to the Company Group and its businesses during the Employment Period. The Executive shall hold in a fiduciary capacity for the benefit of the Company Group all trade secrets, confidential information, and knowledge or data relating to the Company Group and its businesses, which shall have been obtained by the Executive during the Executive’s employment by any member of the Company Group (hereinafter being collectively referred to as “Confidential Information”). For the avoidance of doubt, Confidential Information shall not include information that:
(i) was already in the Executive’s possession prior to his commencement of service with the Company Group; provided, that the information was not known by the Executive to be subject to another confidentiality agreement with, or otherwise subject to an obligation of secrecy to, any member of the Company Group,
(ii) becomes generally available to the public other than as a result of acts by the Executive or representatives of the Executive in violation of this Agreement, or
(iii) becomes available to the Executive on a non-confidential basis from a source other than the Company Group or any of its directors, managers, officers, employees, agents or advisors; provided, that such source is not known by the Executive to be bound by a confidentiality agreement with, or otherwise bound by an obligation of secrecy to, any member of the Company Group.
The Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, other than in the good faith performance of his duties,

communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company Group and those designated by the Company. Any termination of the Executive’s employment or of this Agreement shall have no effect on the continuing operation of this Section 7(a).
The Executive agrees to return all Confidential Information, including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks or in any other manner to the Company at any time upon request by the Company and upon the termination of his employment hereunder for any reason. Notwithstanding anything herein to the contrary, the Company hereby acknowledges and agrees that the Executive may retain, as the Executive’s own property, copies of the Executive’s individual personnel documents, such as payroll and tax records and similar personal records as well as the Executive’s rolodex and the Executive’s address book, whether electronic or in hard copy.
Nothing in this Agreement shall prohibit or impede the Executive from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided, that in each case such communications and disclosures are consistent with applicable law. Executive does not need the prior authorization of (or to give notice to) the Company regarding any such communication or disclosure. Executive understands and acknowledges that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (A) in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of the law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance is Executive authorized to disclose any information covered by the Company’s attorney-client privilege or attorney work product without the prior written consent of the Company’s General Counsel.
(b)Intellectual Property. If the Executive creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, intellectual property, materials, documents or other work product (including, without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content or audiovisual materials) (“Works”), either alone or with third parties, at any time during the Executive’s employment by the Company Group and within the scope of such employment and/or with the use of any the Company Group resources or as the result of any work performed by the Executive for the Company Group (“Company Works”), the Executive shall promptly and fully disclose same to the Company and hereby unconditionally and irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights, title, interest and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company. In addition to, and without limitation of the foregoing, the Executive acknowledges and agrees that all of the Executive’s contributions to works of authorship within the scope of the Executive’s employment shall be regarded as “Work Made for Hire” (as that term is used in the United States Copyright Act, 17 U.S.C. § 101) by the Executive for the Company.
To the extent that the Works contain any inventions, developments, concepts, improvements, designs, discoveries, ideas, data, documentation, information, materials, programs, systems, techniques, trademarks, domain names, or works of authorship created by the Executive before the Executive was employed by the Company (the “Preexisting Works”), the Executive hereby grants the Company an irrevocable, perpetual, worldwide, royalty-free, non-exclusive license to use, practice, copy, distribute, publish, perform, display, modify, create derivative works of, and otherwise utilize the Preexisting Works for any purpose whatsoever.
The Executive agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company) of all Company Works. The records will be available to and remain the sole property and intellectual property of the Company at all times.
The Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) necessary to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Company Works. If the Company is unable for any other reason to secure the Executive’s signature on any document necessary for this purpose, then the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney in fact, to act for and in the Executive’s behalf and stead to execute any necessary documents and to do all other lawfully permitted acts in connection with the foregoing.

In the event that any of the foregoing provisions with respect to the Works are deemed invalid or ineffective to vest ownership of the Works with the Company, the Executive hereby grants the Company an irrevocable, perpetual, worldwide, royalty-free license to use, practice, copy, distribute, publish, perform, display, modify, create derivative works of, and otherwise utilize the Works for any purpose whatsoever.

The Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company Group any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. The Executive shall comply with all relevant policies and guidelines of the Company, including, without limitation, policies and guidelines regarding the protection of confidential information and intellectual property and potential conflicts of interest. The Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that the Executive remains at all times bound by their most current version.

(c)Non-Competition. In consideration of the payments, benefits and other obligations of the Company to the Executive pursuant to this Agreement, including, without limitation, the Company’s obligation to provide the Executive with Confidential Information pursuant to Section 7(a) hereof, and in order to protect such Confidential Information and preserve the goodwill of the Company Group, the Executive hereby covenants and agrees that, during the Employment Period and for a period of twenty-four (24) months following the Date of Termination (the “Restricted Period”), the Executive shall not, without the prior written consent of the Company, directly or indirectly, for himself or for others, as an owner, investor, partner, shareholder, agent, representative, employee, officer, director, consultant, contractor, lender or otherwise (except for owning an investment interest of less than two percent (2%) in a publicly-traded company), participate in any business engaged primarily in the retail sale of sporting goods and/or outdoor products, including but not limited to the following companies and any of their successors, affiliates, or subsidiaries: Dick’s Sporting Goods, Inc.; The Sports Authority, Inc.; Cabela’s Inc.; Bass Pro Shops, Inc.; Gander Mountain Company/Gander Outdoors/Camping World; Hibbett Sports, Inc.; Big Five Sporting Goods; Champs Sporting Goods; City Sports; Eastbay; Fanatics; Kansas Sampler; Lululemon Athletica; Rally House; REI Co-op; Scheels and Sportsman Warehouse. This restriction does not include (i) multi-purpose retailers, such as Wal-Mart Stores, Inc. and Target Corp., where the sale of sporting goods and/or outdoor products by such retailer is less than fifty percent (50%) of such retailer’s total sales; and (ii) any business engaged primarily in the retail sale of sporting goods and/or outdoor products with total sales from all sources (including retail stores, on-line, subsidiaries and affiliates) of less than $250 million annually.
(d)Non-Disparagement. The Executive will not, other than as required by law or by order of a court or other competent authority, make or publish, or cause any other person to make or publish, any statement that is disparaging or that reflects negatively upon the Company Group or its affiliates, including members of the Board and management team, or that is or reasonably would be expected to be damaging to the reputation of the Company Group or its affiliates. Nothing in this Agreement prevents the Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Executive have reason to believe is unlawful or from exercising any protected rights under Section 7 of the National Labor Relations Act.
(e)Non-Solicitation; No-Hire. In further consideration of the payments, benefits and other obligations of the Company to the Executive pursuant to this Agreement, the Executive hereby covenants and agrees that, during the Employment Period and the Restricted Period, the Executive will not, directly or indirectly, for his benefit or for the benefit of any other person, firm or entity, do any of the following:
(i) Solicit on the Executive’s own behalf or on behalf of another person or entity, the employment or services of any person who was known to be employed, in a salaried position, by or was a known substantially full-time consultant or substantially full-time independent contractor to any member of the Company Group upon the Date of Termination, or within six (6) months prior thereto;
(ii) Hire any person who was employed by the Company Group in a salaried position at any time during the six (6) month period immediately prior to the Date of Termination; or
(iii) Call on, solicit or service any customer, vendor, supplier, licensee, licensor or other business relation of the Company Group in order to induce or attempt to induce such person to cease doing business with, or reduce the amount of business conducted with, the Company Group, or otherwise knowingly interfere in any material respect with the business of any member of the Company Group (other than consumers) or the relationship with any such customer, vendor, supplier, licensee, licensor or other business relation of the Company Group that existed prior to the Date of Termination.
Notwithstanding the foregoing, the restrictions in this Section 7(e) shall not apply with regard to general solicitations of the Executive that are not specifically directed to employees, consultants or independent contractors of any member of the Company Group.

(f)Enforcement. The Executive and the Company agree and acknowledge that the Company has a substantial and legitimate interest in protecting the Company’s Confidential Information and goodwill. The Executive and the Company further agree and acknowledge that the provisions of this Section 7 are reasonably necessary to protect the Company’s legitimate business interests and are designed to protect the Company’s Confidential Information and goodwill. The Executive agrees that the scope of the restrictions as to time, geographic area, and scope of activity in this Section 7 are reasonably necessary for the protection of the Company Group’s legitimate business interests and are not oppressive or injurious to the public interest. The Executive agrees that in the event of a breach or threatened breach of any of the provisions of this Section 7 the Company shall be entitled to injunctive relief against the Executive’s activities to the extent allowed by applicable law, and the Executive waives any requirement for the posting of any bond by the Company in connection with such action. In the event that any court determines that any restriction in this Agreement constitutes an unreasonable restriction against the Executive, the Executive and the Company agree that the provisions of this Agreement shall not be rendered void but shall apply as to time, territory or to such other extent as such court may determine or indicate constitutes a reasonable restriction under the circumstances involved. The Executive further agrees that any breach or threatened breach of any of the provisions of Section 7(a), (b), (c) or (d) would cause injury to the Company for which monetary damages alone would not be a sufficient remedy.
8.Section 409A. The parties hereby agree that the provisions of this Agreement shall be interpreted to comply with or be exempt from Section 409A, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Section 409A and modifying it would avoid such additional tax, the Company shall, after consulting with the Executive, reform such provision to comply with or avoid application of Section 409A; provided, that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to the Executive of the applicable provision without violating the provisions of Section 409A. All reimbursements for costs and expenses pursuant this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which the Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the Date of Termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
9.Successors; Binding Agreement.
(a)Company’s Successors. The Company and the Parent will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company and/or the Company Group, as applicable, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company and the Parent to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. As used in this Section 9(a), the term “Company” shall mean the Company as hereinbefore defined and any successor to the business and/or assets of the Company and/or the Company Group as aforesaid (including but not limited to an acquirer of such business and/or assets) that executes and delivers the agreement provided for in this Section 9 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law or otherwise.
(b)Executive’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live or any amount is payable under this Agreement as a result of his death, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there is no such designee, to the Executive’s estate.
10.Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive, to the last address shown on records of the Company;
If to the Company or the Parent:
Academy Sports and Outdoors, Inc.
1800 North Mason Road
Katy, Texas 77449
Attention: General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
11.Section 280G. Notwithstanding anything to the contrary in this Agreement, if the Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for under this Agreement, together with any other payments and benefits which the Executive has the right to receive from the Company Group, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for under this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Executive from the Company Group will be one dollar ($1.00) less than three times the Executive’s “base amount”(as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to the Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its Affiliates) used in determining if a parachute payment exists, exceeds one dollar ($1.00) less than three times the Executive’s base amount, then the Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 11 shall require the Company Group to be responsible for, or have any liability or obligation with respect to, the Executive’s excise tax liabilities under Section 4999 of the Code.
12.Amendment or Modification; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company as may be specifically designated by the Board or a compensation committee thereof. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.
13.Dispute Resolution.
(a)THE PARTIES AGREE TO SUBMIT ALL DISPUTES AND/OR ACTIONS REGARDING THIS AGREEMENT TO THE EXCLUSIVE JURISDICTION OF THE STATE OR FEDERAL COURTS IN HARRIS COUNTY, TEXAS. EACH OF THE PARTIES WAIVES ANY RIGHTS TO A TRIAL BY JURY.
(b)EXCEPT WHERE INJUNCTIVE OR OTHER EMERGENCY RELIEF IS SOUGHT, THE PARTIES AGREE THAT, AS A CONDITION PRECEDENT TO ANY ACTION REGARDING DISPUTES ARISING UNDER THIS AGREEMENT, SUCH DISPUTES SHALL FIRST BE SUBMITTED TO MEDIATION BEFORE A PROFESSIONAL MEDIATOR SELECTED BY THE PARTIES, AT A MUTUALLY AGREED TIME AND PLACE, AND WITH THE MEDIATOR’S FEES SPLIT EQUALLY BETWEEN THE PARTIES.
14.Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas without regard to its conflicts of law principles.
15.Miscellaneous. All references to sections of any statute shall be deemed also to refer to any successor provisions to such sections. The obligations of the parties under Sections 6, 7, 8, 9, 10, 12, 13 and 19 hereof shall survive the expiration of the Employment Period and the termination of this Agreement.
16.Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect throughout the Employment Period. Should any one or more of the provisions of this Agreement be held to be excessive or unreasonable as to duration, geographical scope or activity, then that provision shall be construed by limiting and reducing it so as to be reasonable and enforceable to the extent compatible with the applicable law.
17.Entire Agreement; Effectiveness of Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the Executive’s employment with the Company (and any termination thereof) and all other subject matter contained herein, supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto (including, but not limited to, the Prior Agreement except with respect to provisions of the Prior Agreement intended to survive the expiration or termination of Prior Agreement, including, but not limited to, the covenants set forth in Section 9 of the Prior Agreement).

18.Withholding. The Company Group may withhold from any payments or benefits made or provided pursuant to this Agreement all federal, state, local, foreign and other taxes as may be required to be withheld under applicable law and all other employee deductions made with respect to employees or other senior executive officers of the Company Group generally.
19.Cooperation. During the Employment Period and at any time thereafter, the Executive agrees to reasonably cooperate (with due regard given to the Executive’s other commitments), (a) with the Company in the defense of any legal matter not adverse to the Executive and involving any matter that arose during the Executive’s employment with the Company or any other member of the Company Group; and (b) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to the Company or any other member of the Company Group, in each case, relating to the Executive’s employment period and not adverse to the Executive. The Company will reimburse the Executive for any reasonable travel and out-of-pocket costs and expenses incurred by the Executive in providing such cooperation.
20.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
(Signatures on next page.)

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.
ACADEMY MANAGING CO., L.L.C.

By: /s/ William S. Ennis
    Name: William S. Ennis
    Title: Chief Human Resources Officer

NEW ACADEMY HOLDING COMPANY, LLC

By: /s/ William S. Ennis
    Name: William S. Ennis
    Title: Chief Human Resources Officer

ACADEMY SPORTS AND OUTDOORS, INC.

By: /s/ William S. Ennis
    Name: William S. Ennis
    Title: Chief Human Resources Officer

EXECUTIVE

By: /s/ Ken C. Hicks
Name: Ken C. Hicks

[Signature Page to Amended and Restated Employment Agreement]